Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces September 30, 2024 Assets Under Management

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Jennifer Church Andrea Raphael	404-724-4299 404-439-3428 212-323-4202

Atlanta, October 9, 20241 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,795.6 billion, an increase of 2.5% versus previous month-end. The firm delivered net long-term inflows of $3.3 billion in the month. Non-management fee earning net outflows were $0.6 billion and money market net inflows were $11.2 billion. AUM was positively impacted by favorable market returns which increased AUM by $25 billion. FX and reinvested distributions increased AUM by $5.2 billion. Preliminary average total AUM for the quarter through September 30 were $1,742.0 billion, and preliminary average active AUM for the quarter through September 30 were $1,007.4 billion.

Total Assets Under Management
(in billions)	Total	ETFs & Index Strategies	Fundamental Fixed Income	Fundamental Equities	Private Markets	APAC Managed	Multi- Asset / Other	Global Liquidity	QQQ

September 30, 2024[1]	$1,795.6	$457.6	$290.5	$278.5	$129.8	$117.2	$63.1	$164.1	$294.8
August 31, 2024	$1,751.8	$444.2	$284.6	$275.2	$129.6	$113.8	$62.8	$153.1	$288.5
July 31, 2024	$1,732.0	$431.5	$278.8	$272.1	$129.5	$114.1	$61.5	$159.5	$285.0
June 30, 2024	$1,715.8	$415.1	$272.6	$268.8	$129.1	$112.4	$59.6	$171.6	$286.6

1	Preliminary - subject to adjustment.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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